EXHIBIT 14

CODE OF

BUSINESS ETHICS

& CONDUCT

EXHIBIT 14

DEAR FELLOW EMPLOYEE

It has always been the policy of Argonaut Group that its Companies and employees conduct business honestly, ethically and in full accordance with the law. That policy will not be compromised. This Code of Business Ethics & Conduct summarizes many of Argonaut Group’s criteria regarding proper business practices to assist each employee in understanding the Company’s policies, standards and expectations. Although the guidelines set forth in the attached policy are not new to Argonaut Group, a re-emphasis of our commitment is appropriate. Your continued diligence in the pursuit of these high standards will assure that Argonaut Group’s reputation remains excellent.

I ask that you become completely familiar with this policy and refer to it often. I pledge to you my full commitment to these standards.

Mark E. Watson III

President and Chief Executive Officer,

Argonaut Group, Inc.

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STATEMENT OF POLICY

The policies and standards set forth in this Code apply to all directors, officers and employees of Argonaut Group, Inc. and its subsidiaries. It is the policy of Argonaut Group to conduct its affairs in a manner which is at all times fair, ethical and legal. Any conduct that might raise questions or cast doubt regarding ethical or legal conduct should be avoided. Any waiver of this Code for Executive Officers or Directors may be made only by the Company’s Board of Directors and will be promptly disclosed to the Company’s shareholders.

COMPANY RESPONSIBILITIES

Management of each Argonaut Group company must create a working environment that fosters integrity and trustworthiness. Each management unit is accountable for the following:

* To be alert and sensitive to any situation that produces or has the appearance of producing unfair, unethical, dishonest or illegal activities.

* To inform all current employees and all new employees of the Company’s requirement to conduct themselves in a manner consistent with this policy. Any employee having questions is encouraged and has the freedom to obtain additional counsel from his or her supervisor, management, the Company President or Company legal counsel.

* To be alert and sensitive to any allegations or reports of unethical or improper conduct by any person or organization with whom the Company has a relationship.

* To encourage its employees to report promptly, without fear of retribution, any conduct or activity that creates an appearance of wrongdoing or impropriety.

* To investigate in a timely manner any allegations or indications of unethical or improper conduct and, where necessary, to take prompt corrective action.

* To invoke appropriate disciplinary action against the individuals responsible for any unethical or improper conduct and where necessary, to take prompt corrective action.

INDIVIDUAL RESPONSIBILITIES

Every Director, Officer and Employee must:

* Comply with all applicable laws, rules and regulations.

* Protect, preserve and enhance Company assets employing only ethical and lawful means.

* Be alert and sensitive to the obligations imposed by this Code of Business Ethics & Conduct and

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seek counsel when additional clarification is required on any ethical or legal question regarding the conduct of the Company’s business.

* Avoid situations which could result in unethical, illegal, or otherwise improper actions by themselves or others.

* Advise others when their actions may be considered to be unethical or improper.

* Report any unfair, unethical, dishonest or illegal business activity through any of the methods described in the Reports and Inquiries section set forth below.

COMPANY RECORDS

All Company books, time cards, expense reports, accounts, records, contract reports and financial reports must be maintained in an accurate and auditable manner in conformity with generally accepted accounting and statutory accounting principles. No entries will be made which intentionally conceal or disguise the true nature of any transaction.

Time and Attendance Reporting. All Company employees whose duties require completion of detailed time cards or other time records must ensure that these records are completed accurately and on a timely basis. All supervisory personnel are responsible for ensuring that all employees report vacation and time off properly.

Expense Reports. All expenses properly incurred in performing Company business must be documented accurately and completely in accordance with Company policy. Only those expenses which comply with Company guidelines will be reimbursed after appropriate approvals on expense report forms.

Maintenance of Company Accounts and Recording of Transactions. Argonaut is required to make full, fair, accurate, timely and understandable disclosure in reports and documents it submits to the Securities Exchange Commission and in other communications it makes to the public. Therefore, it is imperative that you follow the Company’s established procedures for the disclosure and reporting of information and that you ensure that all information you provide for use in the Company’s filings is full, complete and accurate. Specifically, you are expected to comply with the following policies:

A. No fund or account shall be established or maintained for a purpose that is not fully and accurately described on the relevant books and records.

B. No undisclosed, unrecorded or “off book” funds or assets will be established for any purpose.

C. No knowingly false or fictitious entries shall be made or misleading reports issued. All entries will accurately describe the transaction they purport to cover.

D. Payments shall be made only for actual services rendered or products delivered and accepted. All invoices must be approved by the appropriate authority prior to payment.

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E. All invoices to customers and others must accurately reflect the policies sold or services rendered, the true sale price and terms of sale. Payments received in excess of amounts billed shall be promptly refunded or customer accounts credited as appropriate.

Dating of Documents/Reports. No document will be dated as of any date other than the actual date of execution or creation unless that document clearly states on its face that the date is to be regarded “as of” a different date.

CONFLICT OF INTEREST

Conflict of interest exists when a person’s personal interests influence, or reasonably appear to influence, their judgment or ability to act in the best interests of Argonaut, its shareholders and its policyholders. Whenever any such person is placed in a position of possible conflict of interest, or if he or she has doubts as to the existence of such a conflict, it is the person’s duty to make a full disclosure of the situation to the Company.

Outside Employment. No person shall hold a position as director, officer, employee, partner, or any other position in a business or professional enterprise which interferes with the performance of the person’s duties or which involves obligations which may conflict with the interest of the Company. This shall not be construed as a prohibition against participation in industry, religious, civic, charitable or educational groups, as long as the time devoted to those activities does not interfere with the ability to perform Company duties, or involve obligations which may conflict with the interest of the Company. Argonaut Group personnel have the right to engage in activities outside of their employment which do not conflict with their employment responsibilities. Activities or personal interests which could appear to influence the objective decisions required in the discharge of such responsibilities are considered to be a conflict of interest and are prohibited unless approved in writing by the Company.

Outside Financial Interests. Each person should avoid having any material financial interest in the outcome of any transaction between his/her employer and a third party. If the employing Argonaut Group company should become involved in a business transaction with a third party with whom a person’s family is affiliated or has an interest, the person should make his/her affiliation or interest known to both organizations before any decision is reached with respect to that transaction. It is the person’s responsibility to notify the Company in writing of any such conflict so that it can be addressed in accordance with this Code.

Insider Information. As employees of a corporation whose stock is traded publicly, we are subject to various laws and regulations against benefiting from “insider information” or sharing it with others. Generally, “inside information” is any material information which is not known to the public and which could influence the price of Argonaut Group stock. As an Argonaut Group officer, director or employee, you may neither use insider information for your personal benefit nor furnish inside information to others. If an employee has any doubts about the appropriateness of acting on or disclosing Company information, it is the employee’s responsibility to discuss the issue with Company legal counsel. Further guidance on Argonaut’s prohibition against insider trading may be found in the Insider Trading Policy.

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COMPLIANCE WITH ARGONAUT’S PRIVACY POLICY

The Federal Gramm-Leach-Bliley Act includes significant restrictions on the use of private information (described in the Act as “non-public” personal information) obtained in the course of business. Such information is often found in medical records, insurance applications and numerous other documents. All employees must comply with the Argonaut Group, Inc. Privacy Policy, which is incorporated by reference in this policy. A copy of the Privacy Policy is attached to this policy.

ENTERTAINMENT, GIFTS AND GRATUITIES

Directors, officers and employees shall exercise care and discretion to ensure that their business decisions are made solely on the basis of the Company’s best interest, and that any business courtesy extended or given does not influence or appear to influence the outcome of such decisions. As used here, the definition of “business courtesy” is a benefit extended to, or on behalf of, the recipient, for which fair market value is not paid by the recipient. It might be a tangible or intangible benefit and would include, but is not limited to, such items as meals, refreshments, entertainment, all forms of hospitality, recreation, transportation, discounts, tickets, passes, promotional material, and the recipient’s use of the donor’s time, material or equipment. It is recognized that business courtesies are occasionally appropriate in the ordinary course of business. However, such business courtesies must always be consistent with generally accepted ethical business practices. To this end, no business courtesy may be offered to or received from any person or organization in violation of any law or regulation, or under circumstances that might create the appearance of impropriety or cause embarrassment either to the employer or the recipient. When in doubt, say “no” and report the issue to your supervisor.

PROPER MARKETING PRACTICES

Proper marketing practices must emphasize the quality, service, price and similar competitive factors of the Company’s products and services. They should focus on providing accurate information to our customers to enable them to make informed decisions, and must in no way be designed to induce employees or representatives of our customers to place their personal interests above that of firms or organizations they represent. To this end, employees of the Company may use only legal, ethical and proper methods to maintain markets for the Company’s products and services, and to secure additional business.

Unethical or Illegal Activity. If at any time it becomes apparent that the Company must engage in unethical or illegal activities to make a sale, that business will not be pursued further.

Price Fixing. Any agreement, understanding or arrangement between competitors to raise, lower, fix or stabilize prices as well as any agreement between a supplier and customer as to the price at which the customer may resell goods purchased from that supplier are prohibited by law.

Collusion. No Argonaut Group employee or representative may enter into any understanding or arrangement of any kind, either for the purpose or with the effect of reducing competition, with

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any other bidder or competitor in the preparation and submission of bids or proposals for the sale of Company insurance programs or services.

Reciprocal Dealings with Suppliers/Customers. Argonaut Group policy prohibits the use of any reciprocal sales or purchasing agreements. Purchasing decisions must be based on the considerations of price, quality, service, financial responsibility and the maintenance of adequate and reliable sources of supplies. It is improper for any employee to make such a decision for the particular reason that a supplier buys or uses services sold by the Company. Just as purchases are to be made on the basis of merit, the sales of Company products are to be solely on the basis of their individual merits.

When a question arises about a particular marketing activity, it is essential that you seek further advice from Company legal counsel before taking any action.

POLITICAL CONTRIBUTIONS

In support of the democratic process, we encourage our employees to participate personally in political activities that are kept separate from their work. If you are engaged in a political activity of any kind, you must be careful not to use the Company name or resources, and ensure that such activities do not adversely affect any business relationships. If you have any questions about your participation in political activities, you should discuss the situation with your supervisor. An employee’s personal and lawful political contributions will not influence the employee’s compensation, job security, or the opportunity for advancement.

All Argonaut Companies will comply with all laws and regulations concerning lobbying and will only make contributions to political candidates or parties to the extent permitted by applicable law.

ENFORCEMENT

All directors, officers and employees will be asked to sign a form which states:

“This will confirm that I have read both the Argonaut Group, Inc. Code of Business Ethics & Conduct and the Argonaut Group, Inc. Privacy Policy. I agree to comply in all respects with the principles and rules contained in both documents. If I have any doubt about whether any given proposed conduct will be in compliance with such principles and rules, I will seek (and follow) guidance as required. I further confirm my understanding that any failure to comply with these principles and rules will subject me to disciplinary action, up to and including immediate termination of my employment with the Company.

I certify to the Company that I am not in violation of the Policy Statement or Privacy Policy or that I have noted such violation in a signed Statement of Exceptions attached to this Certificate.”

Any violation will be met with appropriate discipline, in accordance with Argonaut Group policies,

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up to and including termination even for a first offense, depending on the circumstances, and reimbursement to Argonaut for any losses or damages resulting from the violation.

EMPLOYEES WHO LEARN OF ANY ACTUAL OR PERCEIVED VIOLATION OF THIS CODE OF BUSINESS ETHICS & CONDUCT MUST IMMEDIATELY REPORT ALL PERTINENT DETAILS. ARGONAUT FULLY INVESTIGATES ALL REPORTS AS SOON AS IS PRACTICABLE BASED ON THE CIRCUMSTANCES AND MAINTAINS CONFIDENTIALITY TO THE EXTENT POSSIBLE GIVEN THE COMPANY’S DUTY TO INVESTIGATE THE COMPLAINT. ALL EMPLOYEES ARE EXPECTED TO COOPERATE FULLY IN ANY INVESTIGATION. FAILURE OR REFUSAL TO COOPERATE IN AN INVESTIGATION MAY RESULT IN DISCIPLINE OR DISCHARGE.

REPORTS AND INQUIRIES

All reports and inquiries of unfair treatment, unethical, dishonest or illegal conduct, and requests for clarification or questions of any type pertaining to this Code of Business Ethics & Conduct may be referred to any of the following:

* Your Direct Supervisor

* Your Company Human Relations Representative

* Your Division Manager

* Your Company President

* Argonaut Group General Counsel

* Argonaut Group Chief Financial Officer

* Argonaut Group President and CEO

You may also report actual or perceived violations of this Code of Business Ethics & Conduct CONFIDENTIALLY and ANONYMOUSLY to the extent possible through Argonaut’s Ethical Reporting Hotline.

NON-RETALIATION POLICY

Argonaut does not tolerate retaliation against any person who has reported a violation of this Code of Business Ethics & Conduct in good faith. This non-retaliation policy applies whether the complaint is ultimately determined to be well founded or unfounded. All Argonaut personnel are specifically prohibited from taking any adverse employment action against anyone in retaliation for reporting a good faith claim of violation. Anyone who feels that they have been retaliated against in violation of this policy should report the matter promptly to the Company’s General Counsel.

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ACKNOWLEDGEMENT

This will confirm that I have read both the Argonaut Group, Inc. Code of Business Ethics & Conduct and the Argonaut Group, Inc. Privacy Policy. I agree to comply in all respects with the principles and rules contained in both documents. If I have any doubt about whether any given proposed conduct will be in compliance with such principles and rules, I will seek (and follow) guidance as required. I further confirm my understanding that any failure to comply with these principles and rules will subject me to disciplinary action, up to and including immediate termination of my employment with the Company.

I certify to the Company that I am not in violation of the Policy Statement or Privacy Policy or that I have noted such violation in a signed Statement of Exceptions attached to this Certificate.

Signature

Printed Name

Company

Date

[            ] A Statement of Exceptions is attached.

[            ] No Statement of Exceptions is attached.